Pricing Supplement Dated December 09, 1997                      Rule 424(b)(3)
(To Prospectus Dated December 19, 1996)                     File No. 333-17943

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       J.P. Morgan & Co.
Principal Amount:            $60,000,000
Agent's Discount
  or Commission:             $105,000
Net Proceeds to Company:     $59,895,000
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  12/18/97
Maturity Date:               12/16/99
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
	/X/  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

      Interest
Determination Dates:    Two London business days
                        preceding such Interest Reset Date.


Interest Reset Dates:   March 18, 1998, June 17, 1998, September 17, 1998,
                        December 17, 1998, March 17, 1999, June 17, 1999,
                        September 17, 1999.
                        The first interest reset date will be
                        December 18, 1997. The final reset date will be September 17, 1999.
Interest Payment Dates: March 18, 1998, June 17, 1998, September 17, 1998,
                        December 17, 1998, March 17, 1999, June 17, 1999,
                        September 17, 1999, December 16, 1999, commencing on
                        March 18, 1998 and ending December 16, 1999.

Index Maturity:         3 Months
Spread (+/-):           -0.045%

Day Count Convention:
      /X/ Actual/360 for the period from  12/18/97 to 12/16/99
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.



Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:   /X/  Book-Entry                / /  Certificated

Other: / /  Principal                 /X/  Agent